SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

                             FORM S-8
                      REGISTRATION STATEMENT
                              UNDER
                    THE SECURITIES ACT OF 1933

                EUROPEAN AMERICAN RESOURCES, INC.
      (Exact name of Registrant as specified in its charter)
     Delaware                                     87-0443214
(State or other jurisdiction                 (I.R.S. employer
of incorporation or organization)            identification no.)
     1212 Court Street, #C2
     Clearwater, FL                             34616
(Address of principal executive offices)     (Zip Code)

                       CONSULTING AGREEMENT
          BETWEEN EUROPEAN AMERICAN RESOURCES, INC. AND
             INTERNATIONAL MINE CONSULTANCY, LIMITED.

                     (full name of the plan)
                 Europen American Resources, Inc.
                      1212 Court Street, #C2
                       Clearwater, FL 34616
             (Name and address of agent for service)
                          (813)298-0636
   Telephone number, including area code, of agent for service
                             Copy to:
                       Simon S. Kogan, Esq.
                     39 Broadway, Suite 2705
                     New York, New York 10006
                          (212)425-8200
                 CALCULATION OF REGISTRATION FEE
                              Proposed
Title of                      Maximum        Proposed
Securities                    Offering       Maximum    Amount of
to be          Amount to be   Price per      Aggregate  Registr.
Registered       Registered      Share(1)   Offering Price(1) Fee Common
Stock,
par value
$.0001 per (2)
share            194,900        $1.10         214,390      73.93
(1) Estimated solely for the purpose of calculating the registration fee, based on the average of the bid and asked price of the Registrant's Common Stock on April 30, 1998.

(2) Represents shares underlying one consulting agreement which allows International Mine Consultancy, Ltd. to receive 194,900 shares.


                              PART I
        INFORMATION REQUIRED BY THE REGISTRATION STATEMENT

Item 1.   Plan Information.

          The Registrant (sometimes also referred to herein as the "Company") has entered into the business consulting agreement, as outlined above in (2), (the "Consulting Agreement"). Pursuant to the Consulting Agreement, the Consultant is to provide advice and assistance to the Registrant on business related matters to help with the support and expansion of its business. As compensation for the services to be provided, the Registrant has provided the Consultant with an aggregate number of 194,900 shares of the Company's common stock. The Registrant is obligated to prepare and file this Registration Statement on Form S-8 upon issuance of the shares.

          The term of the Consulting agreements shall be one (1) year from the effective date of this Registration Statement unless extended by written agreement of the Consultant and the Company. The Consulting Agreement shall terminate automatically upon the death of the Consultant if such death occurs prior to the expiration of the term of the Consulting Agreement.

Item 2.   Registrant Information and Employee Plan Annual Information.

          The Registrant shall provide the Consultant, without charge, upon his written or oral request, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. The Registrant shall also provide the Consultant, without charge, upon his written or oral request, with all other documents required to be delivered to Consultant pursuant to Rule 428(b). Any and all such requests shall be directed to the Registrant at 1212 Court Street, #C2, Clearwater, FL. 34616, tel. (813)298-0636.




                             PART II
        INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents By Reference.

          The following documents filed with the Securities and Exchange Commission are incorporated herein by reference:

          (a) The Registrant's annual report for the period ending December 31, 1997 filed pursuant to Section 13(a) or 15(d) of the Exchange Act;

          (b) All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year ending December 31, 1997.

          All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 prior to the filing of a post-effective amendment indicating that all securities offered hereby have been sold or deregistering all such securities then unsold, shall be deemed to be incorporated by reference into this registration statement and to be part hereof from the date of filing of such documents.

Item 4.   Description of Securities

          The Registrant is registering hereunder 194,900 shares of common stock, par value $.0001 per shares. The common stock of the Registrant is entitled to one vote per share. There are no pre-emptive rights relating to such common stock. Holders of the common stock are entitled to dividends thereon, if, when and as declared, in such amounts, all as determined by the Board of Directors of the Registrant.

Item 5.   Interests of Named Experts and Counsel

          None.

Item 6.   Indemnification of Officers and Directors

          There is no charter, provision, by-law, contract or other arrangement under which any controlling person, director, or officer of the Registrant is insured or indemnified in any manner against liability which he may incur in his capacity as such. However, pursuant to Delaware Corporation Law 145, the Registrant may indemnify its directors, officers, employees and agents against liability which he may incur in his capacity as such.

Item 7.   Exemption From Registration Claimed.
          Not applicable.

Item 8.   Exhibits.

          Pursuant to Item 601 of Rule S-K, the following Exhibits are annexed hereto:

          (a)  Opinion: Legality
          (b)  Form 10-K for fiscal year ending December 31, 1997

          In addition, the Consulting Agreement is attached for review and interpretation.

Item 9.   Undertakings

          (a) The undersigned Registrant hereby undertakes to include any material information with respect to the Plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.
          (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim against such liabilities (other than payment by the Company of expenses paid or incurred by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                            SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Clearwater and the State of Florida, on the 1st day of May, 1998.

                              EUROPEAN AMERICAN RESOURCES, INC.


                              By:  /s/ Martin Sportschuetz
                                   Martin Sportschuetz,
                                   CEO and Director


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Dated:    May 1, 1998

                              /s/ Martin Sportschuetz
                              Name:  Martin Sportschuetz,
                              Title: CEO and Director


                              /s/ William O' Callaghan
                              Name:  William O'Callaghan
                              Title: Director



                              /s/ John Sgarlat
                              Name:  John Sgarlat
                              Title: Director


(SEAL)
                              /s/ Carl Leaman
                              Name:  Carl Leaman
                              Title: Director


































Securities and Exchange Commission
450 Fifth Street, N.W.                                May 1, 1998
Washington, D.C. 20549

                            Re: European American Resources, Inc.
                                Registration Statement Form S-8
Gentlemen:

We have been requested by European American Resources, Inc. a Delaware Corporation (the "Company"), to furnish you with our opinion as to the matters hereinafter set forth in connection with the above-captioned registration statement (the "Registration Statement") covering an aggregate of 194,900 shares of the Company's common stock, par value $.0001 per share (the "Common Stock"). We have been advised by the Company that these shares are issued in connection with the Consulting Agreement with International Mine Consultancy Limited (the "Agreement").

In connection with this opinion, we have examined such documents as we have deemed necessary to enable us to render the opinion hereinafter expressed.

Based upon and subject to the foregoing, we are of the opinion that the shares of common stock, when issued, will be legally authorized, fully paid and non-assessable.

We render no opinion as to the laws of any jurisdiction other than the internal laws of the State of New York and the internal corporate law of the State of Delaware.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement.
                                        Very truly yours,


                                        /s/ Simon S. Kogan
                                        Simon S. Kogan, Esq.